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                                                                    EXHIBIT 10.7

                          STORAGE SPACE LEASE AGREEMENT

           This Storage Space Lease Agreement (the "STORAGE LEASE") is dated as of April 25, 2000 by and between RAK OLD SOUTH ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership, having an address at 140 West 57th Street, New York, New York 10019 ("LANDLORD"), and COLOR KINETICS, INC., a Delaware corporation, having an address at 10 Milk Street, Boston, Massachusetts 02108 ("TENANT") for storage space consisting of between 2,500 and 3,200 rentable square feet of storage space (the "PREMISES"), located in the concourse level of the building at 10 Milk Street, Boston, Massachusetts, in the location as shown on Exhibit A. Based on the results of Landlord's permitting process with the City of Boston, Landlord and Tenant will mutually agree as to the exact size of the Premises no later than thirty (30) days from the date hereof.

         1. Premises. Subject to the Landlord Work (defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises in their "as-is" condition on the terms and conditions hereinafter set forth.

           "LANDLORD WORK" shall consist of constructing a demising wall and door in substantially the location shown on Exhibit A, and leaving the Premises in broom clean condition. If any staircase in the Premises is removed, Landlord shall cap the area from which it was removed. At Landlord's own expense, Landlord shall use commercially reasonable efforts to substantially complete the Landlord Work on or before August 1, 2000.

         2. Term. This Storage Lease shall be for seven (7) years commencing and terminating on the same day as of the Lease Agreement between the parties dated as of April 25, 2000 (the "MAIN LEASE") for the eleventh floor of 10 Milk Street, Boston, Massachusetts. Such term shall include Tenant's right to extend the term of this Storage Lease for one (1) five-year period in the same manner provided for in Section 2.5 of the Main Lease, provided Tenant exercises the extension option under the Main Lease. In the event the Main Lease is assigned, this Storage Lease shall be, at Tenant's election, either (1) assigned to the same party or (2) terminated. This Storage Lease shall not be assigned except to an assignee of the Main Lease.

         3. Rent. Subject to Section 8 below, Tenant shall pay rent to Landlord monthly in advance in the amount based on $15.00 per rentable square foot per annum for Lease Years 1-3, and subsequently in the amount based on $16.00 per rentable square foot per annum for Lease Years 4-7. Until Landlord makes its final determination of the size of the Premises, Tenant's monthly rent payment shall be $3,125.00, which payment shall be adjusted once the final determination is made. The first such payment shall be made by Tenant on the date hereof, although the period for which Rent is chargeable shall not start until Tenant has received written notice that the Landlord Work has been substantially completed.

         4. Use. Tenant will use the Premises for general storage space, miscellaneous shipping and receiving and as a prototype creation room and for no other purpose. Tenant will use the Premises in compliance with all applicable laws and shall not bring or permit to be brought or kept in the Premises or elsewhere in the Building or Property any hazardous, toxic, flammable, combustible or explosive fluid, material, chemical or substance including without limitation, any item defined as hazardous pursuant to Chapter 21E of the Massachusetts General

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Laws except for small quantities of household cleaning agents and the like, all of which Tenant agrees to handle and dispose of in accordance with all applicable laws.

         5. Services. Landlord shall provide reasonable electrical services to the Premises during the term of this Lease Agreement. Landlord shall provide Tenant with usage and cost information from the applicable electricity meters for the Premises and Tenant shall promptly pay the full amount directly to the electricity provider. Landlord shall not provide cleaning, heating, cooling, or any other services for the Premises.

         6. Indemnity. Tenant hereby indemnifies and holds Landlord, its trustees, directors, partners, officers, employees, servants, agents and contractors (including without limitation its property managers, and any affiliates thereof, and their respective officers, directors, trustees, partners, employees, servants, agents and contractors) ("LANDLORD'S REPRESENTATIVES") harmless of, from and against any and all actions, causes of action, claims, costs, damages, debts, demands, expenses, liens, losses, injuries, judgments, fines, penalties and any and all liabilities whatsoever, of every name and nature, including without limitation attorneys' fees, whether on account of injury to persons (including death) or property or otherwise, caused by, arising out of or resulting from the use of the Premises, the building or the property by Tenant or its employees, servants, agents, contractors or invitees ("TENANT'S REPRESENTATIVES") or the conduct of Tenant's business, trade or profession, or any activity, work or thing done, permitted or suffered by Tenant in, on, or about the Premises, the building or the property, or any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Storage Lease Agreement, or any act or omission on the part of Tenant or Tenant's Representatives, excepting only as the same may arise from the negligence or willful misconduct of Landlord; and Tenant hereby agrees to and shall defend Landlord and Landlord's Representatives against the same, at Tenant's sole cost and expense including without limitation the payment by Tenant of the reasonable fees, disbursements and expenses of attorneys, to be approved by Landlord, retained in such defense. This Section 6 shall survive the termination or expiration of this Storage Lease with respect to any and all matters occurring during the term hereof, or any further period during which Tenant shall hold the Premises as a tenant-at-will or tenant-at-sufferance.

         7. Tenant Insurance. Prior to occupying the Premises, Tenant shall obtain and provide evidence of, and Tenant shall maintain during the term of this Lease Agreement, the following policies of insurance:

                  (a) "All-Risk" property insurance covering all present and future articles of personal property and business machinery, equipment and furniture and any improvements or betterments owned or installed by Tenant in the Premises to a limit of not less than the full replacement cost thereof; and

                  (b) Commercial general liability insurance with broad form coverage with minimum limits of $3,000,000 per occurrence for personal injury (including death) and $3,000,000 per occurrence for property damage.

                  (c) Worker's compensation insurance with minimum limits of $1,000,000 per accident and per disease per employee.

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         On each of the above policies of insurance (but excluding insurance with respect to Tenant's personal property), the following parties shall be named as additional insureds: Landlord and RAK Group LLC, the managing agent.

         8. Landlord Insurance. Throughout the term of this Storage Lease, Landlord shall insure the Building of which the Premises are a part, and all improvements which are considered to be part of the Building, against loss due to fire and other casualties included in standard "all risk" insurance policies, in an amount equal to 100% of the replacement cost thereof, exclusive of footings and foundations, with a deductible per occurrence which shall be commercially reasonable.

         9. Waiver of Subrogation. Landlord and Tenant each waive and release the other from any and all liabilities, claims and losses on account of damage to personal or real property to the extent each is required to maintain insurance pursuant to this Storage Lease or actually receives insurance proceeds on account thereof. Each party hereto shall secure waiver of subrogation endorsements from their respective insurance carriers.

         10. Holding Over. In the event Tenant holds, occupies or detains the Premises or any part thereof after the expiration of this Storage Lease, Tenant shall pay to Landlord each Monday in advance one week's rent equal to 200% of the amount of the rent payable pursuant to Section 3 immediately prior to such holding over period. In addition, Tenant shall be liable to Landlord for any and all damages, excluding consequential damages, suffered by Landlord as a result of such holding over. Such occupancy by Tenant shall be subject to every other term, provision, condition, covenant and agreement contained herein. Nothing contained in this Section 8 shall be construed as consent by Landlord to any holding over by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease Agreement upon the expiration of this Lease Agreement, to commence suit at any time to recover possession of the Premises and recover all charges due hereunder, and to apply payments received by Landlord from Tenant on account and not as payment in full or in accord and satisfaction.

         This Section 10 shall survive the expiration of this Lease Agreement and the term hereunder.

         11. Access During Renovation. Landlord reserves the right to access the Premises during the term of this Lease Agreement to continue renovations. Landlord shall use reasonable efforts to minimize interference with Tenant's operations in the Premises.

         12. Miscellaneous. This Lease Agreement may be executed in separate counterparts. This Lease Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

                  [Remainder of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first set forth above.

                                       COLOR KINETICS, INC.

                                       By:/s/ David Johnson
                                          --------------------------------------
                                          Name: David Johnson
                                          Title: Vice President of Finance

                                       RAK OLD SOUTH ASSOCIATES LIMITED
                                          PARTNERSHIP

                                       By: RAK Washington Ventures Limited
                                           Partnership, its general partner

                                           By: RAK Washington Corp., its general
                                               partner

                                               By:/s/ Randy Kohana
                                                  ------------------------------
                                                  Name: Randy Kohana
                                                  Title: President

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                                   EXHIBIT A
                                   Premises

                                [BASEMENT PLAN]